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Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of November 29, 2021 (the “Effective Date”), notwithstanding that this Agreement may be executed on a different date, by and between Ziopharm Oncology, Inc. (the “Company”), and Melinda K. Lackey (“Executive”). Each of the Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.
The Company is in the business of developing the next generation of immuno- oncology medicines.

B.
The Company desires to employ Executive as Senior Vice President, Legal, and Executive desires to be employed by the Company in said capacity.

C.
Executive acknowledges that she will have significant involvement in the operation of the Company and consequently, that she will be using the Company’s confidential and proprietary information in her capacity as Executive and that such information provided to Executive pursuant to this Agreement, including information that Executive has not previously received, gives rise to the Company’s interest in restraining Executive and that the restrictive covenants are necessary to protect the Company’s confidential and proprietary information, goodwill, or other business interest of the Company.

D.
The Parties desire to agree to the various matters described herein and to memorialize those agreements herein.

AGREEMENT

1.
Effectiveness; Employment Period.

(a)
This Agreement shall become effective and binding upon the Company and the Executive at 12:00 a.m. prevailing Central Standard Time, on the Effective Date.

(b)
Subject to Section 4, Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on the two year anniversary of the Effective Date (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed and extended for an additional period of twelve (12) months commencing on the day following the two year anniversary of the Effective Date (“Extension Date”) and expiring on the one year anniversary of the Extension Date, and on each successive anniversary thereafter, unless at least ninety (90) days prior to the ensuing expiration date (but no more than twelve (12) months prior to such expiration date), Company or Executive shall have given ninety (90) days written notice to the other that it or she, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended and the Employment Period shall be deemed to end on the Executive’s last day of actual employment with Company.

(c)
During the term of Executive’s employment with Company, Executive shall serve as the Senior Vice President, Legal for the Company and in so doing, shall report to the Chief

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Executive Officer of the Company. Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors or a committee thereof (the “Board”), so long as such powers and duties are reasonable and customary for the Senior Vice President, Legal of an enterprise comparable to the Company.

(d)
During the term of Executive’s employment with Company, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of her business time to the business and affairs of Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder or by the Board hereafter, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive’s employment with Company, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, provided that service on any corporate board or committee shall be subject to the prior approval of the Board, which shall not be unreasonably withheld, (ii) deliver lectures or fulfill speaking engagements, and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(e)
The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 8(a) below) to Executive and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.

2.
Compensation.

(a)
Base Salary. Company shall pay Executive an annual base salary (“Base Salary”) at the rate of $325,000 for the period commencing on the Effective Date. For the avoidance of doubt, the Base Salary for calendar year 2021 will be pro-rated based on Executive’s partial year of service. The Board shall review Executive’s Base Salary at least annually and may at its discretion elect to increase Executive’s Base Salary at any time if they deem an increase is warranted. Subject to Section 4(c)(ii) hereof, the Board may not decrease Executive’s annual Base Salary without her prior written approval. Base Salary shall be payable in accordance with the ordinary payroll practices of Company, but in no event shall the Base Salary be paid to Executive less frequently than monthly. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.

(b)
Signing Bonus. Company shall pay Executive a lump sum cash signing bonus of $30,000 (the “Signing Bonus”); provided that, Executive shall repay the gross amount of the Signing Bonus if the Executive terminates the Executive’s employment terminates voluntarily or involuntarily for any reason on or before the one year anniversary of the Effective Date.

(c)
Annual Bonus. Executive shall be eligible, beginning in 2022, to receive an annual cash bonus (the “Annual Bonus”) in an amount to be determined by the Board or compensation committee of the Board (“Committee”) based on performance goals established by the Board or Committee, as applicable; on an annual basis. The amount of the Executive’s Annual Bonus for a target level of performance shall be equal to a percentage of the Executive’s Base Salary as determined by the Board or Committee as applicable (“Target Bonus”). Initially, the percentage of the Executive’s Base Salary for a Target Bonus will be forty percent (40%). For the avoidance of doubt, Executive is not eligible for an annual bonus for the 2021 performance year.

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(d)
Stock Options. During 2021 Executive shall be granted an option to purchase 370,000 shares of the Company’s common stock (the “Option”) on the generally the same terms and conditions as stock options are granted under the Ziophram 2020 Equity Incentive Plan. The terms of such grant, when made, shall be set forth in a written award agreement. A quarter of the shares subject to the option shall vest one year after the vesting commencement date, specified in the award agreement evidencing the Option (“Vesting Commencement Date”); the balance of the shares vest in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Vesting Commencement Date, subject to Executive’s continued employment with the Company through each vesting date. Executive will be eligible for additional annual long-term incentive compensation grants beginning in 2023, as determined by the Board or Committee.

In addition, in the event of a Change in Control (as defined in the 2020 Equity Incentive Plan) and termination of Executive’s employment without Cause or termination of Executive’s employment for Good Reason (as defined in Section 4 of this Agreement), all remaining unvested options become immediately exercisable in full.

3.
Employee Benefits.

(a)
During the Employment Period, Company shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which Company makes available to its senior executives (including, without limitation, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such senior executives), commensurate with her position in the Company, to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.

(b)
Executive shall be entitled to vacation time in accordance with the Company’s published vacation policy.

(c)
Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement and promoting the business of the Company, including, without limitation, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities. Company will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved (consistent with Company’s policy) accounts of such expenditures, in accordance with the Company’s expense reimbursement policy; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred. No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.

4.
Termination of Employment.

(a)
Termination without Cause or Resignation by Executive for Other than Good Reason. Unless otherwise specified in a separate provision of this Section 4, either Executive or Company, by action of the Board, may terminate this Agreement, and Executive’s employment by Company, for any reason after providing thirty (30) days written notice to the non-terminating party.

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(i)
If Executive terminates this Agreement pursuant to this provision for a reason other than Good Reason, Company will pay Executive: (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) yet unpaid reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with her duties hereunder (such amounts collectively, the “Accrued Compensation and Reimbursements”).

(ii)
Upon termination by Company of this Agreement pursuant to Section 4(a) without Cause or upon the expiration of the Employment Period due to the non-renewal of Executive’s employment pursuant to the terms of a Non-Renewal Notice given by the Company under Section 1(b) of this Agreement, Company shall pay or provide to Executive the following “Severance Payments,” provided that Executive has signed a Release (as defined in Section 7) and such Release has become non-revocable: (A) the Accrued Compensation and Reimbursements; (B) a lump sum payment equal to six (6) months of the Executive’s Base Salary (at the rate in effect hereunder as of the Date of Termination).

(b)
Termination for Cause. Company, by action of the Board may terminate this Agreement at any time for Cause. Upon termination by Company for Cause, Executive shall only be entitled to Accrued Compensation and Reimbursements. For purposes hereof, “Cause” means any of the following:

(i)
Executive’s commission of theft, embezzlement, or any act of fraud relating to her employment with Company or any willful and material violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or

(ii)
Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii)
A determination by the Board that Executive has materially breached this Agreement (other than during any period of Disability, as defined below) where such breach is not remedied within ten business (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the manner in which the Board believes Executive has so breached; or

(iv)
Executive’s willful and continued failure to perform her reasonable and customary duties as Senior Vice President, Legal , which such failure is not remedied within ten business (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the nature of such failure.

Company, by action of the Board, may terminate Executive’s employment for Cause only after:

(i) providing written notice to Executive, which identifies the Cause for Executive’s termination (which notice must be given within ninety (90) days after the actual discovery of the act(s) or omission(s) constituting such Cause) and (ii) Executive has been given an opportunity, together with her counsel, to be heard by the Board at a time and location reasonably designated by the Board.

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(c)
Termination with Good Reason. Executive may terminate this Agreement for Good Reason, and thereby resign her employment, after providing thirty (30) days’ written notice to the Company of the act(s) or omission(s) constituting Good Reason (which notice must be given within ninety (90) days after the occurrence of such act(s) or omission(s) and describe the act(s) or omission(s) in reasonable detail) if such act(s) or omission(s) is/are not cured by the Company within thirty (30) days after Executive provides such written notice. For purposes hereof, “Good Reason” means any of the following reasons that occurs without Executive’s written consent:

(i)
A material reduction in Executive’s significant duties without Executive’s consent;

(ii)
A reduction in Executive’s Base Salary, other than a one-time reduction affecting senior management similarly and in no event more than 10% from the Base Salary in effect on the date hereof, or

(iii)
A reduction in Executive’s annual bonus opportunity of more than ten (10%) below the level specified in Section 2(b), it being understood and expressly agreed that no Annual Bonus payment is guaranteed and that the Board’s determination of Executive’s actual Annual Bonus payment in any amount less than the Target Bonus shall not constitute Good Reason under this Section 4(c)(iii); or

(iv)
Relocation of Executive’s principal place of business to a location fifty (50) or more miles from its location as of the Effective Date; or

(v)
A material breach by Company of this Agreement; or

(vi)
Company’s failure to make any material payment to Executive required to be made under the terms of this Agreement.

Notwithstanding the foregoing, Executive may not resign for Good Reason unless and until Executive has: (a) provided Company, within ninety (90) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason;

(b) provided Company with an opportunity to cure the same within ten (10) days after the receipt of such notice; and (c) resigned employment with Company within thirty (30) days following Company’s failure to cure.

Upon termination of this Agreement pursuant to this Section 4(c), Company shall pay Executive the Severance Payments at the time set forth in Section 4(a)(ii).

(d)
Termination by Disability. Company, by action of the Board, may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a “Disability.” Executive shall be deemed to have sustained a Disability if and only if she shall have been unable to substantially perform her duties as an employee of Company as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than 180 consecutive days in any twelve (12) month period. Upon termination of this Agreement for Disability, Company shall pay Executive: (i) Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) any Annual Bonus for the year prior to the year in which the Date of Termination occurred that was earned but not yet paid, paid at the same time annual bonuses are paid to other executives (but in no event later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned, (iii) a pro rata Annual Bonus in respect of the number of

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months Executive was employed by the Company during the year in which the Executive is deemed by the Board to have sustained a Disability, based on actual performance and paid at the same time annual bonuses are paid to other senior management (but in no event later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned), and

(iv) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

(e)
Termination by Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, Company shall pay or provide Executive’s estate with the following: (i) Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) any Annual Bonus for the year prior to the year in which the Date of Termination occurred that was earned but not yet paid, paid at the same time annual bonuses are paid to other executives (but in no event later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned), (iii) a pro rata Annual Bonus in respect of the number of months Executive was employed prior to Executive’s death, paid at the same time annual bonuses are paid to other executives (but in no event later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned), and (iv) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

(f)
Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by her death, the date of her death; (ii) if Executive’s employment is terminated as a result of a Disability or by Company for Cause or without Cause, then the date specified in a notice delivered to Executive by Company of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to Company by Executive, (iv) if Executive’s employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period, and (v) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination.

5.
Employment.

Upon termination of this Agreement, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from all positions and the Board, if Executive is a member of the Board. Executive shall confirm the foregoing resignation(s) by submitting to the Company written confirmation of Executive’s resignation(s), and the Company’s obligations to pay the Severance Payment shall be subject to the Company’s receipt of such written confirmation.

6.
Mitigation.

Upon termination of this Agreement for any reason, amounts to be paid per the express terms of this Agreement shall not be reduced whether or not Executive obtains other employment.

7.
Release.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any severance payments or benefits set forth in this Agreement (other than the Accrued Compensation and Reimbursements) in connection with any applicable termination scenario, Executive agrees to execute (and not revoke) a customary severance and release agreement, including a waiver of all claims, reasonably acceptable to the Company (the

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“Release”), within the twenty-one (21) day period immediately following the Date of Termination. All revocation rights and timing restrictions shall be set forth in such Release. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that she shall not be entitled to receive any severance payments or benefits set forth in Section 4 of this Agreement (other than the Accrued Compensation and Reimbursements) in connection with any applicable termination scenario. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by her legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of her death.

8.
Nondisclosure.

(a)
It is understood that Executive during her tenure with the Company has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including information she has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) inventions, products, processes, methods, techniques, formulas, compositions, compounds; (viii) manufacturing information, (ix) technical information, strategies, research data, clinical data, financial data, personnel data, computer programs, (x) customer and supplier lists, and (xi) contacts at or knowledge of actual or prospective customers, suppliers, vendors, clinical sites, or collaborators of the Company (all of the forgoing, “Confidential Information”). Confidential Information shall not include: (A) information that Executive may furnish to third parties regarding her obligations under this Section 8 and under Section 10 or (B) information that (1) is general knowledge of Executive or information that becomes generally available to the public by means other than Executive’s breach of this Section 8 (for example, not as a result of Executive’s unauthorized release of marketing materials), (2) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (3) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (3), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)
Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into her possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the exercise of her duties in accordance with this Agreement or with the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

(c)
Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination.

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(d)
Nothing in this Agreement will preclude, prohibit or restrict Executive from

(i) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 8(d) shall be deemed to be amended to reflect the same.

9.
Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers. Non-Competition and Non-Solicitation. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, Executive will not (other than for the benefit of the Company pursuant to this Agreement), anywhere in the United States directly or indirectly:

(i)
from the date hereof through the first anniversary of the Date of Termination, anywhere in the United States, engage in the business of researching, developing, designing, producing, manufacturing marketing or selling (or assisting any other person in researching, developing, designing, producing, manufacturing, marketing or selling) (i) DNA-based therapies involving the delivery of IL-12 for the treatment of cancer, (ii) chimeric antigen receptor T-cell (CAR+ T) or T-cell receptors T-cell TCR+ T (TCR) therapies for the treatment of cancer or (iii) other products or product candidates that are otherwise substantially similar to those that have been or are being developed, designed, produced, commercially marketed, sold or rendered by the Company, solely to the extent the Company has directly engaged in such business within the 12-month period prior to the Date of Termination (“Competing Business”) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever;

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(ii)
from the date hereof through the first anniversary of the Date of Termination, solicit, divert, take away or do business with, or attempt to solicit, divert, take away or do business with, any of the clients, customers or accounts, or prospective clients, customers or accounts, or other business relation of the Company with whom Executive had direct business contact in dealings during the Employment Period in the course of her employment with the Company;

(iii)
from the date hereof through the first anniversary of the Date of Termination, induce or attempt to induce any clients, customers or accounts, or prospective clients, customers or accounts, or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such clients, customers or accounts, or prospective clients, customers or accounts, or other business relation; or

(iv)
from the date hereof through the second anniversary of the Date of Termination, recruit, solicit, or hire any employee, contractor, or consultant of the Company (who was employed or engaged by the Company at any time during Executive’s employment with the Company), or induce or attempt to induce any such employee, contractor or consultant of the Company to terminate his/her employment or engagement with, or otherwise cease his/her relationship with, the Company, in each case, other than general solicitations not specifically directed at employees of the Company.

(b)
Notwithstanding the foregoing restrictions of this Section 10, nothing in this Section 10 shall prohibit, restrict, or impede Executive from: (i) directly or indirectly, holding not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company; (ii) exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation; or (iii) engaging in the practice of law.

(c)
Executive acknowledges that each of the covenants of Section 10 are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 10. Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Section 10(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with Company’s customers, suppliers, licensees and business relations.

(d)
If, during any portion of the non-competition and non-solicitation periods, Executive is not in compliance with the terms of Section 10, the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 10 for an additional period of time (i.e., in addition to the non-competition and non-solicitation periods stated in Section 10(a)) that shall equal the period(s) over which such noncompliance occurred.

(e)
The parties hereto intend that the covenants contained in Section 10 be construed as a series of separate covenants. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 10. Furthermore, each of the covenants in Section 10 shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 10.

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11.
Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties to Company at its principal executive offices in care of the General Counsel, and any notice to be given to the Executive shall be addressed to the Executive at the most recent address for the Executive shown in Company’s records.

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.

12.
Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.
Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive without the express written consent of Company (except in the case of death by will or by operation of the laws of intestate succession) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

14.
Amendment.

This Agreement may be amended only by writing signed by both Executive and by a duly authorized representative of Company (other than Executive).

15.
Assistance in Litigation.

Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company.

16.
Beneficiaries; References.

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Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

17.
Use of Name, Likeness and Biography and Announcements.

The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion. Likewise, the Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

18.
Governing Law and Venue.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW. EXCEPT AS PROVIDED IN SECTION 29, ANY ACTION IN REGARD TO THIS AGREEMENT OR ARISING OUT OF ITS TERMS AND CONDITIONS SHALL BE LITIGATED AND/OR INSTITUTED ONLY IN HOUSTON, TEXAS. THE COMPANY AND EMPLOYEE HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HOUSTON, TEXAS FOR ANY LAWSUIT FILED ARISING FROM OR RELATED TO THIS AGREEMENT.

19.
Entire Agreement.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter.

20.
Withholding.

The Company shall be entitled to withhold from payment to Executive of any amount of withholding required by law.

21.
Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

22.
Remedies.

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The parties recognize and affirm that in the event of a breach of Sections 8 or 10 of this Agreement, money damages would be inadequate and Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 8 or 10, Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 8 or 10, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 8 or 10 against any payments due Executive under this Agreement. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

23.
Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by Company (other than Executive) and Executive.

24.
Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

25.
Right to Insure.

The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

26.
No Inconsistent Obligations.

Executive represents and warrants that to her knowledge she has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with her undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to her knowledge she has returned all property and confidential information belonging to all prior employers, if she is obligated to do so.

27.
Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, her heirs and

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personal representatives, and the Company, its successors and assigns.

28.
Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or Federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

29.
Dispute Resolution.

(a)
In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive forum for resolving such claims. Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by Texas law. The arbitration will be conducted by a single arbitrator selected by Employee and the Company according to the rules of the AAA. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Employee’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA. The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration. The forum for the arbitration will be agreed on by the Parties, or in the absence of any agreement, will be in a venue located in Houston, Texas.

(b)
The arbitrator will have authority to award attorneys’ fees and costs to any Party.

(c)
The arbitrator will have no power or authority to make awards or orders granting relief that would ne be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator will be final and binding on the Parties.

(d)
Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 10 will be subject to arbitration, but will instead be subject to determination as provided in Sections 18.

30.
Section 409A.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or to be treated as exempt therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise

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exempt from Section 409A shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment that are subject to Section 409A and are intended to be paid only upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Date of Termination of Executive’s employment hereunder (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Any such payment shall be immediately deposited in a segregated account pending its distribution to Executive on the Section 409A Payment Date. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company, nor any of its affiliates, shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Effective Date.

COMPANY, ZIOPHARM ONCOLOGY:

/s/ Kevin S. Boyle, Sr.

By: Kevin S. Boyle, Sr. Title: Chief Executive Officer

EXECUTIVE:

/s/ Melinda K. Lackey

Melinda K. Lackey